EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: Mr. Paul Ressler
(801) 756-5831
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Hybrid Dynamics Corporation
American Fork, Utah

NEWS RELEASE
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HYBRID DYNAMICS CORPORATION ANNOUNCES ACQUISITIONS AND
SEVERAL CORPORATE ACTIONS

American Fork, Utah, August 28, 2007 – On August 10, 2007, Hybrid Dynamics Corporation, a Nevada corporation (the "Company"), effected a one-for-100 reverse split of its common stock, par value $0.00015 per share. In order to effect the reverse split, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada. Prior to the filing, the form of Certificate of Amendment was approved by a majority of the Company's stockholders and by the Company's board of directors.

The reverse stock split reduced the number of our issued and outstanding shares from 24,215,695 to approximately 257,933. No stockholder received less than 100 shares of our common stock as a result of the reverse stock. As a result of the reverse split, the Company's trading symbol on the OTC Bulletin Board was changed to "HBDY.OB" on August 14, 2007.

On August 28, 2007 Hybrid issued 2,000,000 shares of common stock in acquisition of Fire Ant Corporation (“FAC”) and 1,410,000 shares of common stock in acquisition of Infomac Corporation.  Infomac is a distributor with Microtrak GPS, Inc. a manufacturer of GPS enabled tracking devices for cars, motorcycles and mobile equipment.  FAC is the holder of proprietary technology to a spring-loaded, regenerative braking system for light electric and hybrid vehicles.  In addition the Company agreed to issue 1,527,000 shares in payment of consulting services.

Upon the completion of the reverse split, the acquisitions of Infomac and FAC and consulting fee payments, Hybrid has 5,226,624 shares of common stock outstanding on a fully diluted basis.

Hybrid manufactures and distributes recreational electric vehicles and develops motor-control systems and hybrid drive-train technologies for use in electric and hybrid motorized vehicles.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Hybrid and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, and concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Hybrid is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.